As filed with the Securities and Exchange Commission on July 20, 2010
Registration No. 333-163231

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Post-Effective Amendment No. 1
to
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
BELL MICROPRODUCTS INC.
(Exact Name of Registrant as Specified in Its Charter)

California (State or Other Jurisdiction of Incorporation or Organization)	94-3057566 (I.R.S. Employer Identification Number)
2211 South 47th Street
Phoenix, Arizona 85034
(Address of Principal Executive Offices, Including Zip Code)
Bell Microproducts Inc. 1998 Stock Plan
Bell Microproducts Inc. 2009 Equity Incentive Plan
(Full Title of the Plans)
Jun Li
Secretary
Bell Microproducts Inc.
2211 South 47th Street
Phoenix, Arizona 85034
(Name and Address of Agent for Service)

(480) 643-7198
(Telephone Number, including Area Code, of Agent for Service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☐	Accelerated Filer ☐	Non-accelerated Filer ☐	Smaller Reporting Company ☑
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES
     This Post-Effective Amendment (the “Amendment”) relates to Registration Statement No. 333-163231 (the “Registration Statement”) registering 9,207,528 shares of common stock, $0.01 par value per share (the “Common Stock”) of Bell Microproducts Inc. (the “Company”) for the Bell Microproducts Inc. 1998 Stock Plan and the Bell Microproducts Inc. 2009 Equity Incentive Plan.
     On July 6, 2010, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of March 28, 2010, by and among Avnet, Inc. (“Avnet”), AVT Acquisition Corp. (the “Merger Sub”), a wholly-owned subsidiary of Avnet, and the Company, Merger Sub merged with and into the Company, with the Company surviving as a subsidiary of Avnet. As a result of the Merger, each outstanding share of Common Stock, other than shares of Common Stock held directly or indirectly by the Company or Avnet (which were cancelled as a result of the merger), were converted into the right to receive $7.00 in cash, without interest, less applicable withholding taxes.
     As a result of the merger, the Company has terminated any offering of the Company’s securities pursuant to the Registration Statement. In accordance with an undertaking made by the Company in Part II of the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company registered but unsold under the Registration Statement, if any.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on July 20, 2010.

BELL MICROPRODUCTS INC.
By:	/s/ Raymond Sadowski
Raymond Sadowski
President